Exhibit 10.1

Kenmont Special Opportunities Master Fund, L.P.	Whitebox Convertible Arbitrage Partners, LP
Man Mac Miesque 10B Ltd.	Whitebox Hedged High Yield Partners, LP
c/o Kenmont Investments Management, L.P.	Pandora Select Partners, LP
711 Louisiana, Suite 1750	Whitebox Intermarket Partners, LP
Houston, TX 77002	3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55416-4675

Fursa Master Global Event Driven Fund, LP	Guggenheim Portfolio Company XXXI, LLC
444 Merrick Road, Suite 104	GPC LIX, LLC
Lynbrook, NY 11563	135 East 57th Street, 11th Floor
New York, NY 10022

CONFIDENTIAL

June 18, 2007

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy. E., Suite 300

Houston, Texas 77060

Attention: Earl W. McNiel, Chief Financial Officer

20% Junior Redeemable Convertible Preferred Stock

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised the various investors set forth on the signature pages hereto (collectively, the “Initial Investors”) that you (the “Company”) propose to authorize, issue and sell, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), 400,000 shares of the Company’s 20% Junior Redeemable Convertible Preferred Stock (the “Securities”), for a purchase price of $100.00 per share. The material terms of the Securities and certain other material matters with respect to the Transaction are described in the term sheet attached hereto as Exhibit A (the “Term Sheet”).

In that connection, you have requested that the Initial Investors commit to purchase the Securities (the “Transaction”) subject only to satisfaction of the conditions precedent set forth in Paragraph 3 below.

1. Commitments.

By delivery of this letter, the Initial Investors are pleased to inform you of their several commitments to purchase the Securities from you, upon the terms and subject only to the conditions set forth or referred to in this letter (including the Term Sheet, this “Commitment Letter”). The several commitments of the Initial Investors are as set forth below:

	Number of Securities	Commitment Amount
Kenmont Special Opportunities Master Fund, L.P.	120,000	$12,000,000
Man Mac Miesque 10B Ltd.	80,000	8,000,000
Fursa Master Global Event Driven Fund, LP	100,000	10,000,000
Whitebox Convertible Arbitrage Partners, LP	36,000	3,600,000
Whitebox Hedged High Yield Partners, LP	35,000	3,500,000
Pandora Select Partners, LP	10,000	1,000,000
Whitebox Intermarket Partners, LP	10,000	1,000,000
Guggenheim Portfolio Company XXXI, LLC	4,000	400,000
GPC LIX, LLC	5,000	500,000

Total:	400,000	$40,000,000

; provided, however, that each Initial Investor’s Commitment Amount shall be reduced pro rata by the number of shares of the Securities purchased by others multiplied by $100.00.

Subject to satisfaction of the conditions precedent set forth in Paragraph 3 below, the Company shall have the right to draw down respective commitments in accordance with the schedule set forth below:

Aggregate Securities to be Purchased	Earliest Date of Transaction
100,000 (“Tranche 1”)	June 18, 2007
300,000 (“Tranche 2”)	June 25, 2007

2. Additional Return.

As consideration for the Initial Investors’ respective commitments hereunder, you agree to pay each Initial Investor certain additional returns, as set forth in the letter agreement dated the date hereof and delivered herewith with respect to your respective commitments to purchase the Securities (the “Letter Agreement”).

3. Conditions Precedent.

The Initial Investors’ respective commitments hereunder to purchase each of Tranche 1 and Tranche 2 of the Securities as described herein are subject only to (a) other than matters previously disclosed to us, whether orally or in writing (including, without limitation, (i) the Company’s failure to have made the June 15, 2007 regularly scheduled interest payment on the Company’s 12% Senior Secured Notes due 2010; (ii) the aging past their respective due dates of payables to certain key vendors and the possibility of commencement of legal action by one or more such vendors to collect overdue amounts; and (iii) the possibility of adverse consequences arising from the disposition of (A) the legal and accounting comments of the staff (the “Staff”) of the Securities and Exchange Commission (the “SEC”) set forth in the Staff’s letter to the Company dated April 24, 2007 relating to the Company’s Registration Statement on Form S-3, File No. 333-141610, originally filed with the SEC on March 28, 2007 (the “S-3”)

and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, File No. 01-32457, originally filed with the SEC on March 16, 2007 (the “10-K”), and the Company’s response thereto set forth in a letter from Company counsel to the Staff dated June 7, 2007 and (B) the engineering comments of the Staff set forth in the Staff’s letter to the Company dated May 2, 2007 relating to the S-3 and the 10-K, and the Company’s proposed response thereto set forth in letter from counsel to the SEC to be dated June 18, 2007 (the “Engineering Comments Response”)), there not having occurred any event, change or condition since the date of the most recent audited financial statements of the Company and its subsidiaries, on a consolidated basis, that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, or prospects of the Company and its subsidiaries, taken as a whole (excluding (x) events, developments or circumstances generally affecting the industry in which the Company and its subsidiaries operate or arising from changes in general business, political or economic conditions, so long as the foregoing do not disproportionately adversely affect the Company or its subsidiaries, and (y) market disruption from whatever causes); (b) (1) acceptance by the Delaware Secretary of State of the filing of a Certificate of Designations for the Securities consistent with the Term Sheet and otherwise in form acceptable to the Initial Investors, acting reasonably (the “Certificate”); (2) execution and delivery by the Company of a registration rights agreement with respect to the Securities substantially in the form of Exhibit B attached hereto (the “Registration Rights Agreement”); (3) delivery of an opinion of outside counsel to the Company with respect to such matters as are customarily covered by opinions of counsel in private placement transactions similar to the Transaction (it being understood such counsel need not express any opinion with regard to Section 13 of the Certificate of Designations for the Company’s 15% Senior Redeemable Convertible Preferred Stock); (4) delivery of a certificate of an executive officer of the Company with respect to such matters as are customarily covered by officer’s certificates in private placement transactions similar to the Transaction; (5) the filing with the SEC of the Engineering Comments Response; and (6) delivery of the Securities to the respective Initial Investors against receipt of the aggregate purchase price therefor and (c) your compliance with the terms of this Commitment Letter and the Letter Agreement. In addition, with respect to the Initial Investors’ respective commitments hereunder to purchase Tranche 2 of the Securities, such commitments are subject to satisfaction of the following additional conditions precedent: (a) the Company shall have filed the preliminary proxy materials described in subsection (a) of Paragraph 6 and (b) the escrow agreement described in subsection (b) of Paragraph 6 shall have been executed and delivered by the Company, the Initial Investors and the escrow agent party thereto.

For avoidance of doubt, the respective commitments of each Initial Investor are not subject to any further due diligence review.

4. Representations, Warranties and Covenants of the Initial Investors Each Initial Investor, as to and for itself only, represents and warrants to, and covenants with, the Company that:

(a) (i) such Initial Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the purchase of the Securities and has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to commit to purchase the Securities; (ii) such Initial Investor shall acquire the Securities that it purchases hereunder in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of the Securities or entering into any arrangement or understanding with any other persons regarding the distribution of such securities; provided, however, that by making the representations in this clause (ii), such Initial Investor does not agree to hold any of the Securities, or its commitment hereunder to purchase the Securities, for any minimum or other specific term and the representations in this clause (ii) shall in no way limit such Initial Investor’s right to sell the Securities pursuant to the registration statement described in the Term Sheet in compliance with the Securities Act, or to assign its commitment hereunder, in whole or in part, to the extent permitted by Paragraph 9; (iii) such Initial Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities, nor will such Initial Investor engage in any short sale that results in a disposition of any of the Securities by such Initial Investor, except in compliance with the Securities Act and any applicable state securities laws; (iv) such Initial Investor has, in connection with its decision to commit to purchase the number of Securities set forth under the heading “Number of Securities” in the table appearing in Paragraph 1, relied solely upon the information contained in the Company’s Preliminary Offering Memorandum dated June 12, 2007, as supplemented by Supplement No. 1 thereto dated June 17, 2007 and Supplement No. 2 thereto dated June 18, 2007 (superseding Supplement No. 1), a copy of which is attached hereto as Exhibit C (as so supplemented, the “Information Memorandum”) and the documents included therein or incorporated by reference therein; (v) such Initial Investor has had an opportunity to discuss its commitment to make an investment in the Securities with representatives of the Company and ask questions of them and has received satisfactory answers and all information requested; (vi) such Initial Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; and (vii) such Initial Investor agrees to notify the Company immediately of any change in any of the foregoing information until such time as such Initial Investor has sold all of its Securities.

(b) Such Initial Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations promulgated by the SEC thereunder and applicable state securities laws and that the Company is relying upon the truth and accuracy of, and such Initial Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Initial Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Initial Investor to acquire the Securities.

(c) Such Initial Investor understands that an investment in the Securities (including the shares of the Company’s common stock, par value $0.0006 per share (the “Common Stock”) into which the Securities are convertible) involves a significant degree of risk, including a risk of total loss of such Initial Investor’s investment. Such Initial Investor has full cognizance of and understands all the risk factors set forth in the section “Risk Factors” in the Information Memorandum. Such Initial Investor understands that the market price of the Common Stock has been volatile and that no representation is being made as to the future value of the Common Stock. Such Initial Investor understands that there is no established trading market for the Securities. Such Initial Investor has the knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Securities and has the ability to bear the economic risks of an investment in the Securities. Such Initial Investor acknowledges that Jefferies & Company, Inc., financial advisor to the Company, has undertaken no duty to perform any due diligence or similar investigation with respect to the Company and such Initial Investor represents that it has not relied on any analysis, investigation or advice prepared or made by Jefferies & Company, Inc. in making its investment decision. The parties agree that Jefferies & Company, Inc. may rely on the representations, warranties and covenants of such Initial Investor contained in this Paragraph 4 as a third party beneficiary.

(d) Such Initial Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(e) Such Initial Investor understands that the Securities will bear a restrictive legend in substantially the following form:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. The securities may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the Issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

5. Representations and Warranties of the Company. The Company represents and warrants to the Initial Investors that:

(a) The financial statements, and the related notes thereto, of the Company included or incorporated by reference in the Information Memorandum present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with United States generally accepted accounting principles and practices applied on a consistent basis, except as described in the notes to such financial statements; and the other financial and statistical information and any other financial data set forth in the Information Memorandum present fairly, in all material respects, the information purported to be shown thereby at the respective dates or for the respective periods to which they apply and, to the extent that such information is set forth in or has been derived from the financial statements and accounting books and records of the Company, have been prepared on a basis consistent with such financial statements and the books and records of the Company.

(b) The Company and each of its subsidiaries have good and indefeasible title with respect to all of their respective real property, and have good and marketable title to all of their respective properties and assets (other than real property), reflected as owned in the financial statements included in the Information Memorandum, subject in each case to liens in favor of holders of the Company’s debt securities or other lenders or as set forth in the Information Memorandum. The Company and each of its respective subsidiaries holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company and its respective subsidiaries taken as a whole. The description of the rights, licenses and agreements of the Company and its subsidiaries related to its Kazakhstan operations contained in the Information Memorandum accurately describes such operations rights, licenses and agreements in all material respects.

(c) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not reasonably be expected to have a material adverse effect. For purposes of this Paragraph 5, the term “material adverse effect” shall mean a material adverse effect upon the business, condition (financial or otherwise), properties or results of operations of the Company and its subsidiaries, taken as a whole, or the ability of the Company to satisfy its obligations under this Commitment Letter, the Letter Agreement, the Registration Rights Agreement or any of the other agreements entered into by the Company in connection with the Transaction (a “Material Adverse Effect”).

(d) Except as disclosed in Paragraph 3 hereof or in the Information Memorandum, none of the Company or any of its subsidiaries has sustained a Material Adverse Effect since the date of the latest audited financial statements included in the Information Memorandum.

(e) As of the date hereof, the Company is authorized to issue up to 205,000,000 shares of capital stock, including up to 200,000,000 shares of the Common Stock and up to 5,000,000 shares of preferred stock, par value of $0.0006 per share. As of May 31, 2007, the Company had (i) 108,684,080 shares of the Common Stock outstanding, (ii) 58.093 shares of its Series A Cumulative Convertible Preferred Stock and (iii) 461,998 shares of its 15% Senior Redeemable Convertible Preferred Stock outstanding. All the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the Information Memorandum. Except as disclosed in the Information Memorandum as of the date set forth therein or in the Company’s filings with the SEC, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The description of the Company’s capital stock, stock bonus and other stock plans or arrangements and the options or other rights granted and exercised thereunder set forth in the Information Memorandum or in the Company’s filings with the SEC accurately and fairly presents all material information with respect to such plans, arrangements, options and rights.

(f) The Securities have been duly and validly authorized for issuance by the Company and, when issued in accordance with the terms and conditions contained herein, the Securities will be duly authorized, validly issued, fully paid and non-assessable and, except to the extent that Section 13 of the Certificate of Designations for the Company’s 15% Senior Redeemable Convertible Preferred Stock may be applicable, will not be subject to any preemptive or similar rights. The shares of Common Stock into which the Securities are convertible have been duly reserved for issuance in accordance with the terms of the Securities.

(g) All the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are owned by the Company or a direct or indirect subsidiary of the Company, have been issued in compliance with applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of capital stock or other equity interests of any subsidiary of the Company.

(h) Upon issuance and delivery of the Securities in accordance with the Commitment Letter, the Securities will be convertible at the option of the holder thereof into shares of the Common Stock in accordance with the terms of the Securities; the Common Stock reserved for issuance upon conversion of the Securities has been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non assessable, and the issuance of the Common Stock will not be subject to any preemptive or similar rights.

(i) The Company has the full legal right, corporate power and authority to enter into this Commitment Letter, the Letter Agreement, the Registration Rights Agreement and the other documents pertaining to the Transaction to which it is (or will become) a party and perform the transactions contemplated hereby and thereby, and this Commitment Letter, the Letter Agreement, the Registration Rights Agreement and such other documents have been (or will have been) duly authorized, executed and delivered by the Company. The execution, delivery and performance of this Commitment Letter, the Letter Agreement, the Registration Rights Agreement and such other documents by the Company and the consummation of the transactions herein and therein contemplated will not violate any provision of the certificate of incorporation or bylaws of the Company and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions thereof, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (i) any agreement, lease, franchise, license, permit or other instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected and in each case, which would reasonably be expected to have a Material Adverse Effect; or (ii) any statute or any judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Commitment Letter, the Letter Agreement, the Registration Rights Agreement or any of the other documents entered into by the Company in connection with the Transaction, or the consummation of the transactions contemplated by this Commitment Letter, the Letter Agreement, the Registration Rights Agreement or any of the other documents entered into by the Company in connection with the Transaction, except for compliance with the blue sky laws and federal securities laws applicable to the offering of the Securities. Upon the execution and delivery of this Commitment Letter, the Letter Agreement and the Registration Rights Agreement and assuming the valid execution thereof by the Initial Investors, each of this Commitment Letter, the Letter Agreement and the Registration Rights Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in the Registration Rights Agreement may be limited by federal or state securities laws or the public policy underlying such laws.

(j) Except as disclosed in Paragraph 3, in the Information Memorandum or in the Company’s filings with the SEC (i) neither the Company nor any of its subsidiaries is in violation or default of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, or in breach of or in default with respect to any provision of any agreement, judgment, decree, order, lease, franchise, license, permit or other instrument to which it is a party or by which it or any of its properties are bound which would reasonably be expected to have a Material Adverse Effect, and (ii) there does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default on the part of the Company or its subsidiaries as defined in such documents and which would reasonably be expected to have a Material Adverse Effect.

(k) Except as otherwise disclosed in Paragraph 3, in the Information Memorandum or in the Company’s filings with the SEC, (i) there are no legal or governmental actions, suits, proceedings, investigations or inquiries pending and (ii) to the Company’s knowledge, there are no legal or governmental actions, suits or proceedings threatened, to which the Company or any of its subsidiaries is or may be a party or of which property owned or leased by the Company or any of its subsidiaries is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body which would reasonably be expected to have a Material Adverse Effect.

(l) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D) of the Company has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the offering contemplated by the Information Memorandum.

(m) Neither the Company nor any affiliate of the Company nor any person acting on its or their behalf has in the past or will hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company by means of any general solicitation or general advertising, or by means which would otherwise subject the offer, issuance or sale of the Securities, as contemplated by this Commitment Letter, to the registration requirements of Section 5 of the Securities Act.

(n) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations of the SEC thereunder (collectively, the “Exchange Act”)) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and except as disclosed in the Information Memorandum, the Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(o) The Company covenants that it will not knowingly or recklessly, and that it will use its reasonable best efforts to ensure that each director, officer, agent or employee of the Company will not knowingly or recklessly, use any part of the net proceeds from the sale of the Securities for any payments to: (a) any individual or entity listed on the Specially Designated Nationals and Blocked Persons List administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and/or any other similar lists administered by OFAC pursuant to any authorizing statute, Executive Order or regulation; (b) the government of any country subject to an OFAC Sanctions Program; (c) any individual or entity included on any list of terrorists or terrorist organizations maintained by the United Nations, the European Union and or the countries in which the Company operates; or (d) any governmental official or employee, political party, official of a political party, candidate for political office, anyone else acting in an official capacity, or any agent of any such individual or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA (as defined below).

(p) To the best of the Company’s knowledge, neither the Company nor any director, officer, agent or employee of the Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the United States Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above, in order to assist the Company to obtain or retain business for, or direct business, and under circumstances which would subject the Company to liability under the FCPA or any corresponding foreign laws. To the best of the Company’s knowledge, the Company has not made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

(q) The documents incorporated by reference in the Information Memorandum, when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act.

(r) The information contained in the Information Memorandum, other than the information in the documents filed with the SEC that form a part of the Information Memorandum, does not, as of the date of the Information Memorandum, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The information contained in the following documents that form part of the Information Memorandum does not, as of their respective dates of filing with the SEC, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading:

(i) The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 16, 2007;

(ii) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed on May 10, 2007;

(iii) The Company’s Current Reports on Form 8-K dated March 16, 2007 (filed on March 16, 2007), March 23, 2007 (filed on March 26, 2007), March 26, 2007 (filed on March 27, 2007), April 2, 2007 (filed on April 12, 2007), April 16, 2007 (filed on April 17, 2007), April 25, 2007 (filed on May 2, 2007), May 17, 2007 (filed on May 23, 2007) and May 29, 2007 (filed on June 4, 2007); and

(iv) The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed on March 15, 2005.

6. Covenants of the Company.

The Company covenants and agrees with the Initial Investors, promptly following the purchase of Tranche 1 of the Securities, and in the case of subsection (d), on or prior to 5:30 p.m. EDT on the date that Tranche 1 of the Securities is issued, (a) to file preliminary proxy materials with the SEC with respect to the solicitation of proxies for a meeting to be held for the purpose of voting on a proposal to approve the issuance of shares of Common Stock in excess of 19.99% of the outstanding shares of Common Stock at the date hereof upon conversion or redemption of, or in payment of dividends on, the Securities, and to use its reasonable best efforts to secure such approval at the earliest practicable date; (b) to commence promptly good faith negotiations with the Initial Investors with a view toward execution at the earliest practicable date of an escrow agreement with respect to the Transaction as it relates to 200,000 of the Securities included in Tranche 2 of the Securities, in each case consistent with the Term Sheet and otherwise in customary form; (c) to use its reasonable best efforts to comply with all requirements of the American Stock Exchange with respect to the issuance of the Securities and the shares of Common Stock issuable upon the conversion or redemption thereof, or in payment of dividends thereon; (d) (1) file with the SEC a Current Report on Form 8-K disclosing the material terms of this Commitment Letter and the Letter Agreement, and the material issues raised by the SEC comment letters referenced in Section 3 hereof, and (2) deliver to the holders of the Company’s 15% Senior Redeemable Convertible Preferred Stock the “Issuance Notice” described in Section 13(i) of the Certificate of Designations therefor, and with respect to which report and notice to use its reasonable commercial efforts to afford each Initial Investor the opportunity to review and comment thereon prior to the filing and delivery, respectively, thereof; and (e) cause the composition of the Company’s Board of Directors to change in accordance with, at the times contemplated by, and subject to the conditions set forth in, the Certificate. The Company further covenants and agrees that it will not, without the prior written consent of the Initial Investors, during the period ending 90 days after the date of the Information Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or (iii) file with the SEC a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible into, or exchangeable for, any shares of Common Stock, or publicly disclose the intention to effect any transaction described in clause (i), (ii) or (iii), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing shall not apply to (A) the sale of the Securities under this Commitment Letter or the issuance of the Common Stock upon conversion of the Securities, (B) the grant by the Company of employee or director stock options, restricted stock awards or restricted stock unit awards in the ordinary course of business, the issuance by the Company of any shares of Common Stock of the Company upon the exercise of an option or upon the sale by the Company of shares of Common Stock pursuant to the Company’s employee stock purchase plan, (C) any transfer of shares of Common Stock pursuant to the Company’s 401(k) plan, if any, (D) the filing by the Company of any registration statement with the Commission on Form S-8 relating to the offering of securities pursuant to the terms of the Company’s existing incentive plan or employee stock purchase plan, (E) the conversion or exercise of a security outstanding on the date hereof and (F) filing of any registration statement in respect of the Securities and the Common Stock.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint and several, to which any such Indemnified Person may become subject arising out of or in connection with any action instituted against any Indemnified Person by any stockholder of the Company who is not an affiliate of such Indemnified Person with respect to this Commitment Letter, the Letter Agreement, the Transaction or any related transaction (unless such action is based upon a breach of the applicable Initial Investor’s representations, warranties or covenants set forth herein or under any other documentation executed in connection with the Transaction or any agreements or understandings the applicable Initial Investor may have with any such stockholder or any violations by such Initial Investor of state or federal securities laws or any conduct by such Initial Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance) and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that in no event shall the Company be liable for any indirect, incidental, special or consequential damages or damages for loss of profits incurred by an Indemnified Person, whether in an action in contract or tort, even if the Company shall have been advised of the possibility of such damages; and (b) to (i) reimburse each of us, from time to time, on demand, for all reasonable and documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case, incurred in connection with the Transaction and the preparation, negotiation and enforcement of this Commitment Letter, the Letter Agreement, the other definitive documentation for the Transaction and any ancillary documents in connection therewith and (ii) to pay or cause to be paid any fees and expenses payable to Jefferies & Company under the engagement letter, dated May 4, 2007, between the Company and Jefferies & Company.

Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Transaction.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that either of us may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. Neither of us will use confidential information obtained from you by virtue of the Transaction contemplated hereby or our other relationships with you in connection with the performance by either of us of services for other companies, and neither of us will furnish any such information to other companies. You also acknowledge that we do not have any obligation to use in connection with the Transaction contemplated hereby, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and either of us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of either of us, (c) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither of us has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (d) you waive, to the fullest extent permitted by law, any claims you may have against either of us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9. Assignments, Amendments, Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each Initial Investor (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Each Initial Investor may assign its commitment hereunder to one or more prospective institutions reasonably acceptable to you, whereupon the assignor shall be released from the portion of its commitment hereunder so assigned; provided, however, no such assignment shall be effective unless and until the assignee shall have delivered to the Company a written joinder agreement or other instrument in form reasonably satisfactory to the Company for the purpose of acknowledging that such assignee (i) makes and confirms, with respect to itself, the representations and warranties applicable to each Initial Investor set forth in Paragraph 4 hereof and (ii) agrees to be bound by and perform the obligations of the assignor hereunder to the extent of the portion of the assignor’s commitment hereunder so assigned.

This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter among the Initial Investors and the Company, dated June 18, 2007, regarding the matters addressed herein. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Paragraph headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Letter Agreement supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Letter Agreement or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Letter Agreement or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE TRANSACTION CONTEMPLATED HEREBY.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Letter Agreement nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided, however, that you may include this Commitment Letter and the Letter Agreement and summarize the contents hereof in a Current Report or Form 8-K filed with the SEC; provided further, however, that you shall use your reasonable commercial efforts to afford each of us the opportunity to review and comment thereon prior to the filing thereof.

13. Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Letter Agreement shall remain in full force and effect regardless of whether definitive purchase documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder.

14. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Letter Agreement by returning to each of us executed counterparts hereof and of the Letter Agreement.

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We are pleased to have been given the opportunity to assist you in connection with the financing described above.

Very truly yours,

KENMONT SPECIAL OPPORTUNITIES MASTER FUND, L.P.

By	Kenmont Investments Management, L.P.

By	/s/ John Harkrider
Name:	John Harkrider
Title:	Managing Director & CFO

MAN MAC MIESQUE 10B LTD.

By	Kenmont Investments Management, L.P.

By	/s/ John Harkrider
Name:	John Harkrider
Title:	Managing Director & CFO

FURSA MASTER GLOBAL EVENT DRIVEN FUND, LP

By	/s/ Mickey Harley
Name:	Mickey Harley
Title:	President & CIO

WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LP

By	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director - COO

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

By	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director - COO

Amended and Restated Commitment Letter Signature Page

PANDORA SELECT PARTNERS, LP

By	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director - COO

WHITEBOX INTERMARKET PARTNERS, LP

By	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director - COO

GUGGENHEIM PORTFOLIO COMPANY XXXI, LLC

By	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director - COO

GPC LIX, LLC

By	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director - COO

Accepted and agreed to as of the date first above written:

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President and Chief Financial Officer

Amended and Restated Commitment Letter Signature Page